Exhibit 99.d.1

Exhibit A

to the

Aberdeen Investment Funds

(formerly, Artio Global Investment Funds)

INVESTMENT ADVISORY AGREEMENT

as amended effective February 28, 2019

This Exhibit A, effective May 22, 2013, as amended effective February 28, 2019, is Exhibit A to the Investment Advisory Agreement, dated May 17, 2013, effective May 22, 2013, between Aberdeen Standard Investments Inc. (formerly, Aberdeen Asset Management Inc.) and Aberdeen Investment Funds (formerly, Artio Global Investment Funds).

Name of Fund	Fee (as a percentage of net assets)
Aberdeen Select International Equity Fund	0.80% of the first $500 million in average daily net assets 0.78% on next $1.5 billion in average daily net assets; and 0.75% on daily net assets over $2 billion

Aberdeen Global Equity Impact Fund	0.80% of the first $500 million in average daily net assets 0.78% on next $1.5 billion in average daily net assets; and 0.75% on daily net assets over $2 billion

Aberdeen Total Return Bond Fund	0.35%

Aberdeen Global High Income Fund	0.65% of the first $5.0 billion in average daily net assets 0.63% on the next $2.5 billion; 0.60% on the next $2.5 billion; and 0.59% on daily net assets over $10 billion

Aberdeen Standard Investments Inc.

By:	/s/ Lucia Sitar
Name: Lucia Sitar
Title: Vice President and Managing US Counsel

Aberdeen Investment Funds

By:	/s/ Lucia Sitar
Name: Lucia Sitar
Title: Chief Legal Officer and Vice President